EXHIBIT 3

                                VOTING AGREEMENT
                                ----------------

           VOTING AGREEMENT, dated as of February __, 2000 (this "AGREEMENT"), by and among BNCM Acquisition Co., a Delaware corporation ("MERGER SUB") and [NAME OF EXECUTIVE] (the "STOCKHOLDER").

                              W I T N E S S E T H:

           WHEREAS, concurrently herewith, Merger Sub and BNC Mortgage, Inc., a Delaware corporation (the "COMPANY"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "MERGER AGREEMENT"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which Merger Sub will be merged with and into the Company, with the Company as the Surviving Corporation (the "MERGER");

           WHEREAS, the Stockholder owns, beneficially and of record, [______] shares (the "SHARES") of Common Stock of the Company; and

           WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Merger Sub has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement; and further the Stockholder has agreed to enter into this Agreement strictly in his capacity as a beneficial owner of the Shares and not in his capacity as a [director][officer] of the Company.

           NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

           1. Provisions Concerning the Shares. (a) The Stockholder hereby agrees that during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof, at any meeting of the holders of shares of Common Stock of the Company, however called, or in connection with any written consent of the holders of shares of Common Stock of the Company, the Stockholder shall vote, (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by the Stockholder, whether heretofore owned or hereafter acquired, in favor of the Merger and the adoption of the Merger Agreement and any actions required in furtherance thereof and hereof.

           (b) The Stockholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions of this Agreement.

           (c) For purposes of this Agreement:

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               "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), including pursuant to any agreement, arrangement or understanding, whether or not in writing; without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act; and

               "MANAGEMENT GROUP MEMBERS" shall mean Kelly W. Monahan, Peter R. Evans, Al Lapena, Gary Vander-Haeghen, Marles Crow and Jamie Langford.

               "PERSON" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

           (d) In the event of a stock dividend or distribution, or any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, reclassification, combination, exchange of shares, merger or the like, the term "SHARES" as used in this Agreement shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be converted, changed or exchanged.

           2. Representations and Warranties. As of the date hereof, the Stockholder hereby represents and warrants to Merger Sub as follows:

           (a) Ownership of Shares. The Stockholder is the record and Beneficial Owner of all of the Shares. On the date hereof, the Shares constitute all of the shares of Common Stock of the Company owned of record by the Stockholder and except for shares owned by any of the other Management Group Members that are deemed to be Beneficially Owned by the Stockholder as a result of the Management Group Members constituting a "group" within the meaning of Section 13(d)(3) of the Exchange Act, the Shares constitute all of the shares of Common Stock of the Company Beneficially Owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, shared power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws).

           (b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to


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enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is settlor or trustee or any other person whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

           (c) No Conflicts. (i) Except for filings under the HSR Act, if any, and filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof will (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any declaration of trust, note, bond, mortgage, indenture, security or pledge agreement, voting agreement, stockholders' agreement or voting trust, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

           (e) Reliance by Merger Sub. The Stockholder understands and acknowledges that Merger Sub is entering into the Merger Agreement in reliance upon execution and delivery of this Agreement by the Stockholder.

           (f) Sophistication. The Stockholder acknowledges being an informed and sophisticated investor and, together with the Stockholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

           (g) No Broker. No broker, investment banker, financial adviser or other Person is entitled to any commission, broker's fee, finder's fee, adviser's fee or similar fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

           3. No Solicitation. (a) From and after the date hereof and continuing until this provision terminates pursuant to Section 5 hereof, the Stockholder shall not directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to,


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any Takeover Proposal with respect to the Company or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain such a Takeover Proposal or agree to or endorse any such Takeover Proposal, and the Stockholder shall promptly notify Merger Sub orally (in all events within 24 hours) and in writing (as promptly thereafter as practicable) of the material terms and status of all inquiries and proposals which the Stockholder or any agent of the Stockholder may receive after the date hereof relating to any of such matters and, if such inquiry or proposal is in writing, the Stockholder shall deliver to Merger Sub a copy of such inquiry or proposal promptly; provided, however, that, notwithstanding any other provision of this Agreement, the Stockholder may take any action in his capacity as a director or officer of the Company as the board of directors of the Company directs him to take in compliance with Section 6.04 of the Merger Agreement or in order to permit the Board to comply with its fiduciary duties under applicable law as advised by counsel. The Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations, with any parties conducted heretofore with respect to any of the foregoing.

           (b) Merger Sub acknowledges that this Agreement is entered into by the Stockholder in such Stockholder's capacity as a beneficial owner of the Shares, and that nothing in this Agreement shall in any way restrict or limit the Stockholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director or officer of the Company, notwithstanding that any such action would be inconsistent with or violative of the Stockholder's obligations under this Agreement if taken in his capacity as a beneficial owner of the Shares.

           4. Restriction on Transfer; Proxies; Non-Interference; Stop Transfers; etc.

           (a) The Stockholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof: (i) except as contemplated by the Merger Agreement offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or grant or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any of the Stockholder's representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his/her respective obligations under this Agreement; provided that the foregoing shall not prevent the Stockholder from pledging any of the Shares to a bank or other financial institution or to prevent such bank or financial institution from selling the Shares on foreclosure so long as the Stockholder retains the right to vote such Shares if the pledge has not been foreclosed upon.


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           (b) Without limiting the generality of Section 4(a) above, the
Stockholder agrees with, and covenants to, Merger Sub that the Stockholder shall not, during the period set forth in Section 4(a), request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares, unless such transfer is made in compliance with this Agreement.

           5. Termination. Except as otherwise provided herein, the covenants and agreements contained in Sections 1, 3 and 4 hereof shall terminate (i) in the event the Merger Agreement is terminated in accordance with the terms thereof, upon such termination, and (ii) in the event the Merger is consummated, upon the Effective Time. Notwithstanding anything to the contrary herein no termination of this Agreement shall relieve any party of liability for a breach hereof prior to termination.

           6. Further Assurances. From time to time, at the other party's request and without further consideration, the Stockholder and Merger Sub shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

           7. Entire Agreement. This Agreement, the Merger Agreement and that certain letter agreement dated January 24, 2000, among Mortgage Investco LLC, the Stockholder and the other Management Group Investors named therein and the related expense reimbursement letter agreement among the same parties dated January 24, 2000, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           8. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

           9. Assignment. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party, and any purported assignment without such consent shall be null and void; provided, however, that Merger Sub may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Merger Sub without the consent of the Stockholder. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall be binding on and inure to the benefit of the respective successors, heirs and permitted assigns of the parties hereto.

           10. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except


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upon the execution and delivery of a written agreement executed by each of the parties hereto.

           11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses: (i) if to Merger Sub, to its address set forth in the Merger Agreement; and (ii) if to the Stockholder, to the address set forth under the Stockholder's signature on the signature page hereto; or, in each case, to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

           12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

           13. Specific Performance. The Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause Merger Sub to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach Merger Sub party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Merger Sub may be entitled, at law or in equity.

           14. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           15. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.


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           16. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto other than Mortgage Investco LLC who shall be a third party beneficiary of the rights of Merger Sub hereunder.

           17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

           18. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement and any document executed in connection herewith.

           19. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.



                            [signature page follows]




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           IN WITNESS WHEREOF, Merger Sub and the Stockholder have executed and delivered this Agreement as of the day and year first above written.



                                     BNCM ACQUISITION CO.


                                     By:
                                        ---------------------------------------
                                     Name:
                                     Title:




                                     --------------------------
                                     [Name of Executive]
                                     [Address]







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